[LETTERHEAD OF TROOP MEISINGER STEUBER AND PASICH]


                          December 30, 1996





Veterinary Centers of America, Inc.
3420 Ocean Park Boulevard, Suite 1000
Santa Monica, CA 90405

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on
Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,750,000 shares of Common Stock , par value $0.001 per share (the "Shares"), of the Company issuable pursuant to the Company's 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan (collectively, the "Plans").

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plans, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                         Respectfully submitted,

                         /s/ Troop Meisinger Steuber & Pasich, LLP

                         TROOP MEISINGER STEUBER & PASICH, LLP

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